Press Release	Source: Petrol Oil and Gas, Inc.

Petrol Oil and Gas Commences Five Well Drilling Program on Prolific Petrol-Neodesha Property

Tuesday October 4, 7:58 am ET

LAS VEGAS--(BUSINESS WIRE)--Oct. 4, 2005--Petrol Oil and Gas, Inc. (OTCBB:POIG - News) announced today plans to commence a five well drilling program this fall at its Petrol-Neodesha property in Kansas. In connection with the drilling program, Petrol has already filed drilling intents with the Kansas Corporation Commission. Recently, Petrol completed a three well drilling program in Petrol-Neodesha and those wells are now ready for stimulation and connection to its gas gathering pipeline.

"As a result of the recent hurricanes and their impact on off shore oil and gas operations, we have accelerated our drilling activities," said Paul Branagan, Petrol's Chairman and CEO. "We are highly focused on increasing our production before winter impacts operations, and this fast paced program will allow us to achieve that. We are excited by the three well program that we recently completed, and will utilize the knowledge that we have gained in the area on this bigger program."

According to a December 31, 2004 Reserve Report, Petrol has gross Proved Reserves amounting to approximately 9.9 Billion cubic feet (BCF) within its Petrol-Neodesha properties. Petrol-Neodesha, located in the Thayer field, is a very active CBM gas producing area and lies within Wilson and Neosho counties, Kansas. Petrol currently produces natural gas from its 77 producing wells in Petrol-Neodesha.

Forward-Looking Statement: The statements in this press release regarding the newly installed gas processing unit, selling high quality gas, staking wells and filing drilling intents, actual and anticipated market conditions, any implied or perceived benefits from the Company's CBM assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contact:

Petrol Oil and Gas, Inc.
Investor Information, 702-454-7318
www.petroloilandgas.com
or
CEOcast, Inc. for Petrol Oil and Gas
Ed Lewis, 212-732-4300, Ext. 225